EXHIBIT 10.M

No. of Shares:

VALLEY NATIONAL BANCORP

DIRECTOR RESTRICTED STOCK AWARD AGREEMENT

VALLEY NATIONAL BANCORP, a New Jersey corporation (the “Company”), this     th day of                      (the “Award Date”) hereby grants to                          (the “Director”), pursuant to the Company’s 2004 Director Restricted Stock Plan (the “Plan”), shares of the Common Stock, no par value, of the Company subject to the restrictions set forth herein (“Restricted Stock”) in the amount and on the terms and conditions hereinafter set forth.

1. Incorporation by Reference of Plan. The provisions of the Plan, a copy of which is being furnished herewith to the Director, are incorporated by reference herein and shall govern as to all matters not expressly provided for in this Agreement. Capitalized terms not defined herein have the meanings set forth in the Plan. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan shall govern.

2. Exchange of Restricted Stock; Escrow. The Company hereby grants the Director              shares of Restricted Stock in lieu of $             in cash retainer and meeting fees that the Director would otherwise be entitled to receive in cash from the Company. The shares of Restricted Stock granted hereunder (the “Shares”) shall be placed in escrow with the escrow agent selected by the Administrator (“Escrow Agent”) until all the restrictions (the “Restrictions”) specifically set forth in this Agreement and in Section 5 of the Plan with respect to the Shares shall expire or be canceled, at which time the Shares shall be released from escrow and the Company shall issue to the Director a stock certificate with respect to such Shares, free of all restrictions. Restricted Stock shall have all dividend and voting rights as set forth in Section 5 of the Plan. Dividends relating to the shares will be held in an escrow account, to be released to the Director when the restrictions on the underlying shares lapse. If the Director forfeits any Shares awarded hereunder, such Shares and any dividends with respect thereto, shall automatically revert to the Company (without any payment by the Company to the Director) and shall no longer be held in escrow for the Director.

3. Restrictions (a) Vesting. The Shares and related dividends shall not be delivered to the Director and may not be sold, assigned, transferred, pledged or otherwise encumbered by the Director until such shares have vested at the fifth anniversary from the date of the Award.

(b) Forfeiture. Shares not yet vested (and any related dividends) are subject to forfeiture, to the Company upon the Director’s ceasing to be a director of the Company for any reason whatsoever, other than death, Disability (as such term is defined in the Plan), the Director’s inability to stand for reelection due to age restrictions, or the Director’s failure to be re-elected after standing for re-election, or if there is a Change-in-Control (as such term is defined in the Plan) prior to the vesting date. Upon termination of service as director for any of the foregoing reasons, all restrictions upon shares of Restricted Stock shall thereupon immediately lapse.

4. Registration. If Shares are issued in a transaction exempt from registration under the Securities Act of 1933, as amended, then, if deemed necessary by Company’s counsel, as a condition to the Company issuing certificates representing the Shares, the Director shall represent in writing to the Company that he is acquiring the Shares for investment purposes only and not with a view to distribution, and the certificates representing the Shares shall bear the following legend:

“These shares have not been registered under the Securities Act of 1933. No transfer of the shares may be affected without an opinion of counsel to the Company stating that the transfer is exempt from registration under the Act and any applicable state securities laws or that the transfer of the shares is covered by an effective registration statement with respect to the shares.”

5. Incorporation of Plan. The Director hereby acknowledges receipt of a copy of the Plan and represents and warrants that he or she has read and is familiar with the terms and conditions of the Plan. The execution of this Agreement by the Director shall constitute the Director’s acceptance of and agreement to all of the terms and conditions of the Plan and this Agreement.

6. Notices. All notices and other communications required or permitted under the Plan and this Agreement shall be in writing and shall be given either by (i) personal delivery or regular mail, in each case against receipt, or (ii) first class registered, certified mail or overnight delivery, return receipt requested. Any such communication shall be deemed to have been given (i) on the date of receipt in the cases referred to in clause (i) of the preceding sentence and (ii) on the second day after the date of mailing in the cases referred to in clause (ii) of the preceding sentence. All such communications to the Company shall be addressed to it, to the attention of its Secretary or Treasurer, at its then principal office and to the Director at his last address appearing on the records of the Company or, in each case, to such other person or address as may be designated by like notice hereunder.

7. Taxes. The Director generally will be subject to tax at ordinary income rates on the fair market value of the Shares and accrued dividends at the time they vest. However, if the Director elects, under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), within 30 days of the Award Date, he or she will be subject to tax at ordinary income rates on the fair market value of the Shares on the Award Date (determined without regard to the Restrictions). The foregoing statement of tax consequences is intended only as a generalized statement of current federal tax law (as in existence on the date of this Agreement) and the Director should consult his or her tax consultant to determine the specific tax consequences of this award from time to time. The Director shall deliver to the Company any federal income tax withholding required by law in connection herewith within 10 days after recognition of any income from this award. The Director shall notify the Company within 10 days of making an election under Section 83(b), or any successor section, of the Code.

8. Miscellaneous. This Agreement and the Plan contain a complete statement of all the arrangements between the parties with respect to the subject matter hereof, and this Agreement cannot be changed except by a writing executed by both parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed exclusively in New Jersey.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VALLEY NATIONAL BANCORP	EMPLOYEE:

By:
[Signature of Director]

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